Contact at 214/432-2000
Steven R. Rowley
President & CEO

Arthur R. Zunker, Jr.
Senior Vice President & CFO

News For Immediate Release
EAGLE MATERIALS INC. STOCKHOLDERS
APPROVE ELIMINATION OF
DUAL CLASS STOCK STRUCTURE
     (Dallas, TX April 11, 2006): Eagle Materials Inc. (NYSE: EXP and EXP.B) today announced that its stockholders have approved a proposal to eliminate Eagle’s dual class stock structure at a Special Meeting of Stockholders held this morning. As a result of the favorable vote, effective shortly after the close of trading on the New York Stock Exchange (NYSE) today, each share of Eagle’s Common Stock and each share of Eagle’s Class B Common Stock will be reclassified on a one-for-one basis into a single share of new Common Stock through an amendment to Eagle’s Restated Certificate of Incorporation, which will be filed today. Stockholders do not need to transfer or exchange any stock certificates they may hold. All stock certificates for Common Stock or Class B Common Stock shall automatically represent shares of Eagle’s new Common Stock after the NYSE closes today. Additionally, all shares of Eagle’s new Common Stock will trade under the existing symbol “EXP” at the opening of trading on the NYSE tomorrow, April 12.
     The vote in favor of the proposal to eliminate Eagle’s dual class stock structure was considerable. Over 72% of the outstanding shares of Eagle’s Common Stock and Class B Common Stock (voting together as a single class) voted in favor of the proposal. As a result of the approval of this proposal, all holders of our new single class of Common Stock will have identical rights to vote for the election of directors.
     Eagle Materials Inc. is a Dallas-based company that manufactures and distributes Cement, Gypsum Wallboard, Recycled Paperboard, Concrete and Aggregates.
     Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors, many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.